                                                                    EXHIBIT 11

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS




                                          YEARS ENDED DECEMBER 31,
                                    -------------------------------------
                                       1995         1994         1993
                                    -----------  -----------  -----------
Income before cumulative effect of
  accounting change                 $51,137,417  $52,655,748  $46,332,461
Cumulative effect as of January 1,
  1993 of change in method of
  accounting for income taxes                 -            -    4,212,300
                                    -----------  -----------  -----------

Net income                          $51,137,417  $52,655,748  $50,544,761
                                    ===========  ===========  ===========
Earnings per share:
Income before cumulative effect of
  accounting change                 $      1.55  $      1.54  $      1.35
Cumulative effect of accounting
  change                                      -            -  $      0.12
                                    -----------  -----------  -----------
Net income                          $      1.55  $      1.54  $      1.47
                                    ===========  ===========  ===========
Weighted average number of shares
  outstanding                        32,964,138   34,187,833   34,395,401
                                    ===========  ===========  ===========